Exhibit 99

Contact:	Neenah Paper, Inc.
Bill McCarthy
Vice President – Financial Analysis and Investor Relations
678-518-3278

Neenah Paper, Inc. Reports 2005 Third Quarter Results

ALPHARETTA, GEORGIA – November 3, 2005 (NYSE:NP) – Neenah Paper reported today a third quarter 2005 net loss of $1.5 million, or $0.10 per diluted common share. Net income in the third quarter of 2004, during which operations were part of Kimberly-Clark, was $4.5 million and did not include interest expense or other costs attributable to operating as a stand-alone company.

THIRD QUARTER RESULTS

Consolidated net sales for the third quarter of 2005 were $167.7 million versus $188.9 million in the third quarter of 2004. Decreased pulp sales generated most of the decline and were largely due to the May 1 shutdown of the No. 1 Mill at Terrace Bay. The balance of the decrease in consolidated sales was primarily from lower revenues of Technical Paper products. Consolidated operating income for the third quarter of 2005 was $1.5 million, compared to $7.8 million for the prior year period. Operating results in 2005 continued to reflect higher discounts on pulp sales to Kimberly-Clark following the spin-off and incremental expenses as a stand-alone company. Additionally, in the third quarter of 2005, costs were approximately $10 million higher than the third quarter of 2004 due to the combination of a stronger Canadian dollar, which increased costs by $6 million, and higher prices for energy and materials, which increased costs by $4 million. Partly offsetting these factors were cost savings programs and significantly lower manufacturing costs in pulp due to spending reductions, efficiencies, and timing associated with annual maintenance downs.

Fine Paper segment net sales of $52.2 million in the third quarter of 2005 were 1 percent below the same quarter of 2004. Volumes declined 5 percent due in part to reduced sales of lower margin, special order business; however, average prices increased 4 percent, reflecting the improved sales mix and slightly higher selling prices. Operating income for this segment was $12.3 million in 2005, compared with $14.2 million in the same quarter of 2004. In 2005, operating income reflected increased costs for raw materials and energy and higher allocated corporate expenses.

In the Technical Paper segment, third quarter sales of $28.7 million were 12 percent lower than 2004 primarily due to a 9 percent decrease in unit volumes. The volume decline resulted from exiting certain lower margin supply agreements, reduced demand for selected products and installation and start-up of major new capital components on one of the paper machines at the Munising mill. Selling prices were higher in the third quarter of 2005 following implementation of a pricing surcharge in the third quarter of this year. This favorable price impact was partly offset by a one-time distributor termination fee paid in the current quarter. Operating income for Technical Paper in the third quarter of 2005 was $0.2 million, compared with $4.1 million in the third quarter of 2004. The decline in operating results in 2005 was primarily due to lower sales, increased costs of approximately $1.2 million for latex and higher allocated corporate expenses.

Net sales for the Pulp segment in the third quarter of 2005 were $89.6 million, approximately 19 percent below the second quarter of 2004. Volumes declined 16 percent in the quarter versus the prior year primarily due to the No. 1 mill shutdown. Lower selling prices in the quarter also contributed to decreased sales and reflected higher discounts associated with the Kimberly-Clark contract and lower market prices. In the third quarter of 2005, the pulp segment had an operating loss of $9.3 million, compared with an operating loss of $8.6 million in the same period of 2004. Overall mill costs improved by approximately $13 million versus the third quarter 2004 due in part to decreased spending, improved efficiencies, and timing for annual maintenance downs; however, these benefits were offset by the lower net selling prices, a stronger Canadian dollar and higher energy and material prices. Gains of $3 million in the quarter from hedges of currency and pulp also mitigated cost increases.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer said, “It was a difficult third quarter, with industry conditions that are clearly more challenging than a year ago due to higher prices for energy and materials and a stronger Canadian dollar. Our teams have responded to these challenges by delivering over $15 million of cost savings so far this year, including successful changes in our approach to the annual down at Terrace Bay this past quarter, and our hedging programs are also helping to offset currency and energy impacts. We recently updated our strategic plan and continue to make progress on short and longer term initiatives intended to grow our paper businesses, generate value from our pulp operations, and deliver attractive returns to shareholders”.

CONFERENCE CALL

Neenah Paper’s conference call to discuss first quarter earnings and other matters of interest to investors and analysts will be held at 11 a.m. (Eastern) on November 4.  The call will be simultaneously broadcast over the World Wide Web and stockholders and others are invited to listen to the live broadcast by following the instructions set out in the Investors section of the company’s Web site (www.neenah.com). A replay of the call will be available at the same site through December 30.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, KIMDURA® and MUNISING LP®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has manufacturing operations in Wisconsin, Michigan and in the Canadian provinces of Ontario and Nova Scotia. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, changes in U.S./Canadian dollar currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the ability of the company to realize anticipated cost savings. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER INC AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004

Net Sales	$167.7	$188.9	$553.6	$594.7
Cost of products sold	152.3	165.6	483.4	493.3
Gross Profit	15.4	23.3	70.2	101.4
Selling, general and administrative expenses	13.4	11.0	39.6	29.7
Restructuring costs and asset impairment loss(1)	0.1	—	6.1	—
Other (income)/expense - net	0.4	4.5	(0.7)	2.3
Operating Income	1.5	7.8	25.2	69.4
Interest expense-net	4.5	—	13.8	—
Income (Loss) Before Income Taxes	(3.0)	7.8	11.4	69.4
Provision (benefit) for income taxes	(1.5)	3.3	3.4	26.1
Net (Loss) Income	$(1.5)	$4.5	$8.0	$43.3

Earnings (Loss) Per Common Share:
Basic	$(0.10)	$0.31	$0.54	$2.94
Diluted	$(0.10)	$0.31	$0.54	$2.94

Weighted Average Common Shares Outstanding (000s)
Basic	14,739	14,738	14,739	14,738
Diluted	14,739	14,738	14,789	14,738

Notes:

(1) -                 For the three and nine months ended June 30, 2005, Restructuring costs and asset impairment loss represent costs associated with the closure of the No. 1 Mill at Terrace Bay.

NEENAH PAPER INC AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(In millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Business Segment Data	2005	2004	2005	2004

Net Sales:
Fine Paper	$52.2	$53.0	$166.9	$165.3
Technical Paper	28.7	32.8	99.0	101.7
Pulp	89.6	110.4	303.9	349.3
Intersegment Sales	(2.8)	(7.3)	(16.2)	(21.6)
Consolidated Total	$167.7	$188.9	$553.6	$594.7

Operating Income (Loss):
Fine Paper	$12.3	$14.2	$45.3	$50.8
Technical Paper	0.2	4.1	8.0	17.3
Pulp	(9.3)	(8.6)	(23.0)	4.2
Unallocated corporate expenses	(1.7)	(1.9)	(5.1)	(2.9)
Consolidated Total	$1.5	$7.8	$25.2	$69.4

Balance Sheet Data			September 30, 2005	December 31, 2004
Cash and Cash Equivalents			$45.9	$19.1
Adjusted Working Capital(1)			95.9	97.3
Total Debt			226.6	225.0
Stockholders’ Equity			216.4	197.1
Total Assets			597.1	565.7

	For the Nine Months Ended September 30,
Cash Flow Data	2005	2004
Cash Provided By Operating Activities	$46.3	$62.0
Depreciation and amortization(2)	21.5	27.1
Capital expenditures	18.0	13.5
Pension contributions(3)	12.4	12.4

Notes:

(1) -                 Adjusted working capital consists of all current assets and current liabilities, net of cash and debt payable within one year.

(2) -                 Results for 2005 include approximately $1.5 million for amortization of bond issuance costs.

(3) -                 Amounts of cash contributed to pension trusts.